Semi Annual Report dated 04/30/2006 for
Technology Fund Class A

Legg Mason Partners Technology Fund

SEMI-ANNUAL
REPORT

APRIL 30, 2006

INVESTMENT PRODUCTS: NOT FDIC INSURED•NO BANK GUARANTEE•MAY LOSE VALUE

Legg Mason Partners
Technology Fund

Semi-Annual Report • April 30, 2006
What’s
Inside

Fund Objective*

The Fund seeks long-term capital appreciation by investing primarily in common stocks. The Fund invests at least 80% of its assets in securities of companies principally engaged in offering, using or developing products, processes or services that will provide or will benefit significantly from technological advances and improvements.

*	Since the Fund focuses its investments on companies involved in the technology industries, an investment in the Fund may involve a greater degree of risk than an investment in other mutual funds with greater diversification.

Letter from the Chairman	I
Fund at a Glance	1
Fund Expenses	2
Schedule of Investments	4
Statement of Assets and Liabilities	8
Statement of Operations	9
Statements of Changes in Net Assets	10
Financial Highlights	11
Notes to Financial Statements	14
Additional Shareholder Information	22

“Smith Barney”, “Salomon Brothers” and “Citi” are service marks of Citigroup, licensed for use by Legg Mason as the names of funds and investment managers. Legg Mason and its affiliates, as well as the Fund’s investment manager, are not affiliated with Citigroup.

Letter from the Chairman

R. JAY GERKEN, CFA
Chairman, President and Chief Executive Officer

Dear Shareholder,

The U.S. economy was mixed during the six-month reporting period. After a 4.1% advance in the third quarter of 2005, fourth quarter gross domestic product (“GDP”)[i] growth slipped to 1.7%. This marked the first quarter in which GDP growth did not surpass 3.0% since the first three months of 2003. However, as expected, the economy rebounded sharply in the first quarter of 2006, with GDP rising an estimated 5.3%. The economic turnaround was prompted by both strong consumer and business spending. In addition, the U.S. Labor Department reported that unemployment hit a five-year low in March.

The Federal Reserve Board (“Fed”)ii continued to raise interest rates during the reporting period. Despite the “changing of the guard” from Fed Chairman Alan Greenspan to Ben Bernanke in early 2006, it was “business as usual” for the Fed, as it raised short-term interest rates four times during the reporting period. Since it began its tightening campaign in June 2004, the Fed has increased rates 15 consecutive times, bringing the federal funds rateiii from 1.00% to 4.75%. The Fed then raised rates to 5.00% on May 10th, after the end of the reporting period. Coinciding with this latest move, the Fed said that the “extent and timing” of further rate hikes would depend on future economic data.
For the six-month period ended April 30, 2006, the U.S. stock market generated solid results, with the S&P 500 Indexiv returning 9.63%. While high oil and commodity prices, steadily rising interest rates, and geopolitical issues triggered periods of market volatility, investors generally remained focused on the positive economic environment and strong corporate profits.
Looking at the market more closely, small-cap stocks outperformed their mid-and large-cap counterparts, with the Russell 2000[v], Russell Midcapvi and Russell 1000vii Indexes returning 18.91%, 14.35%, and 9.92%, respectively. From an
Legg Mason Partners Technology Fund      I

investment style perspective, value stocks outperformed growth stocks, with the Russell 3000 Valueviii and Russell 3000 Growthix Indexes returning 13.27% and 8.19%, respectively, over the reporting period.

Performance Review

For the six months ended April 30, 2006, Class A shares of the Legg Mason Partners Technology Fund, excluding sales charges, returned 7.73%. These shares underperformed the Fund’s unmanaged benchmarks, the Russell 3000 Index[x] and the Goldman Sachs Technology Indexxi, which returned 10.70% and 8.64%, respectively, for the same period. The Lipper Science & Technology Funds Category Average[1] increased 14.68% over the same time frame.

Performance Snapshot as of April 30, 2006 (excluding sales charges) (unaudited)

6 Months

Technology Fund — Class A Shares	7.73%

Russell 3000 Index	10.70%

Goldman Sachs Technology Index	8.64%

Lipper Science & Technology Funds Category Average	14.68%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value and investment returns will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/InvestorServices.

Performance figures reflect reimbursements and/or fee waivers, without which the performance would have been lower.

Excluding sales charges, Class B shares returned 7.55% and Class C shares returned 7.55% over the six months ended April 30, 2006. All share class returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include sales charges that may apply when shares are purchased or the deduction of taxes that a shareholder would pay on Fund distributions.
Special Shareholder Notices

On December 1, 2005, Citigroup Inc. (“Citigroup”) completed the sale of substantially all of its asset management business to Legg Mason, Inc. (“Legg Mason”). As a result, Smith Barney Funds Management LLC, the Fund’s investment manager (the “Manager”), and the Fund’s then sub-adviser, previously indirect wholly-owned subsidiaries of Citigroup, became wholly-owned subsidiaries of Legg Mason. Completion of the sale caused the Fund’s then existing investment management contract and sub-advisory contract to terminate. The Fund’s shareholders previously approved a new investment management contract

[1]	Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the six-month period ended April 30, 2006, including the reinvestment of distributions, including returns of capital, if any, calculated among the 298 funds in the Fund’s Lipper category, and excluding sales charges.
II     Legg Mason Partners Technology Fund

between the Fund and the Manager and a new sub-advisory contract, which became effective on December 1, 2005.

Effective February 1, 2006, the Manager assumed portfolio management responsibility for the Fund. Thomas Linkas and Charles Lovejoy, investment officers of the Manager, were named as the Fund’s portfolio managers. The sub-advisory contract with Citigroup Asset Management Limited, with respect to the Fund, was terminated.
Mr. Linkas is Chief Investment Officer and Mr. Lovejoy is a portfolio manager of Batterymarch Financial Management, Inc., which, like the Manager, is a subsidiary of Legg Mason.
Prior to April 7, 2006, the Fund operated under the name Smith Barney Sector Series Inc. — Smith Barney Technology Fund. The Fund’s investment strategy and objective have not changed as a result of this name change.

Information About Your Fund

As you may be aware, several issues in the mutual fund industry have come under the scrutiny of federal and state regulators. The Fund’s Manager and some of its affiliates have received requests for information from various government regulators regarding market timing, late trading, fees, and other mutual fund issues in connection with various investigations. The regulators appear to be examining, among other things, the Fund’s response to market timing and shareholder exchange activity, including compliance with prospectus disclosure related to these subjects. The Fund has been informed that the Manager and its affiliates are responding to those information requests, but are not in a position to predict the outcome of these requests and investigations.

Important information concerning the Fund and its Manager with regard to recent regulatory developments is contained in the Notes to Financial Statements included in this report.
As always, thank you for your confidence in our stewardship of your assets. We look forward to helping you continue to meet your financial goals.
Sincerely,

R. Jay Gerken, CFA
President, Chairman and Chief Executive Officer
May 25, 2006
Legg Mason Partners Technology Fund      III

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.
RISKS: In addition to normal risks associated with equity investing, narrowly focused investments typically exhibit volatility. The technology sector may be subject to greater governmental regulation, competitive pressures and rapid technological change and obsolescence, which may have a materially adverse effect on the sector. Additionally, the Fund’s performance will be influenced by political, social and economic factors affecting investments in companies in foreign countries not associated with domestic investing. These risks are magnified in emerging markets. The securities of small- and mid-cap companies tend to be more volatile than those of larger companies. The Fund may use derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance. Please see the Fund’s prospectus for more information on these and other risks.
All index performance reflects no deduction for fees, expenses or taxes. Please note an investor cannot invest directly in an index.

[i]	Gross domestic product is a market value of goods and services produced by labor and property in a given country.

ii	The Federal Reserve Board is responsible for the formulation of a policy designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

iii	The federal funds rate is the interest rate that banks with excess reserves at a Federal Reserve district bank charge other banks that need overnight loans.

iv	The S&P 500 Index is an unmanaged index of 500 stocks that is generally representative of the performance of larger companies in the U.S.

[v]	The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which represents approximately 8% of the total market capitalization of the Russell 3000 Index.

vi	The Russell Midcap Index measures the performance of the 800 smallest companies in the Russell 1000 Index, which represents approximately 25% of the total market capitalization of the Russell 1000 Index.

vii	The Russell 1000 Index measures the performance of the 1,000 largest companies in the Russell 3000 Index, which represents approximately 92% of the total market capitalization of the Russell 3000 Index.

viii	The Russell 3000 Value Index measures the performance of those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth values. (A price- to-book ratio is the price of a stock compared to the difference between a company’s assets and liabilities.)

ix	The Russell 3000 Growth Index measures the performance of those Russell 3000 Index companies with higher price-to-book ratios and higher forecasted growth values.

[x]	The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based on total market capitalization, which represents approximately 98% of the U.S. equity market.

xi	The Goldman Sachs Technology Index is a broad-based measure of U.S.-traded technology stocks. The index is comprised of six sub-indices-hardware, computer software, services, semiconductors, Internet and multimedia networking.
IV     Legg Mason Partners Technology Fund

Fund at a Glance (unaudited)

Investment Breakdown
Legg Mason Partners Technology Fund 2006 Semi-Annual Report      1

Fund Expenses (unaudited)
Example
As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.
   This example is based on an investment of $1,000 invested on November 1, 2005 and held for the six months ended April 30, 2006.
Actual Expenses
The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

Based on Actual Total Return(1)

	Actual Total	Beginning	Ending	Annualized	Expenses
	Return Without	Account	Account	Expense	Paid During
	Sales Charges(2)	Value	Value	Ratio	the Period(3)

Class A	7.73%	$1,000.00	$1,077.30	1.50%	$7.73

Class B	7.55	1,000.00	1,075.50	2.25	11.58

Class C	7.55	1,000.00	1,075.50	2.19	11.27

(1)	For the six months ended April 30, 2006.

(2)	Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charges with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and C shares. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.

(3)	Expenses (net of voluntary fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.
2     Legg Mason Partners Technology Fund 2006 Semi-Annual Report

Fund Expenses (unaudited) (continued)
Hypothetical Example for Comparison Purposes
The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund#s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.
   Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

Based on Hypothetical Total Return(1)

	Hypothetical	Beginning	Ending	Annualized	Expenses
	Annualized	Account	Account	Expense	Paid During
	Total Return	Value	Value	Ratio	the Period(2)

Class A	5.00%	$1,000.00	$1,017.36	1.50%	$7.50

Class B	5.00	1,000.00	1,013.64	2.25	11.23

Class C	5.00	1,000.00	1,013.93	2.19	10.94

(1)	For the six months ended April 30, 2006.

(2)	Expenses (net of voluntary fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.
Legg Mason Partners Technology Fund 2006 Semi-Annual Report      3

Schedule of Investments (April 30, 2006) (unaudited)
 LEGG MASON PARTNERS TECHNOLOGY FUND

Shares	Security	Value

COMMON STOCKS — 99.3%
Chemicals — 1.6%
12,200	Nitto Denko Corp.	$1,024,039

Communications Equipment — 14.5%
125,314	Cisco Systems Inc. *	2,625,328
42,900	Corning Inc. *	1,185,327
84,870	Motorola Inc.	1,811,975
71,730	Nokia Oyj, Sponsored ADR	1,625,402
22,368	QUALCOMM Inc.	1,148,373
222,400	Telefonaktiebolaget LM Ericsson, Class B Shares	791,599

	Total Communications Equipment	9,188,004

Computers & Peripherals — 16.3%
16,850	Apple Computer Inc. *	1,186,072
33,812	Dell Inc. *	885,874
32,000	Fujitsu Ltd.	266,913
74,405	Hewlett-Packard Co.	2,415,930
33,990	International Business Machines Corp.	2,798,737
8,200	NCR Corp. *	323,080
37,300	Seagate Technology *	990,688
64,000	Toshiba Corp.	407,822
49,848	Western Digital Corp. *	1,048,802

	Total Computers & Peripherals	10,323,918

Electronic Equipment & Instruments — 11.7%
19,950	Arrow Electronics, Inc. *	722,190
10,500	Avnet, Inc. *	274,575
184,000	Hitachi Ltd.	1,369,791
19,700	Ibiden Co., Ltd.	936,735
20,600	Jabil Circuit Inc. *	803,194
54,938	Reunert Ltd.	683,932
67,250	Solectron Corp. *	269,000
50,000	Taiyo Yuden Co., Ltd.	822,237
7,100	TDK Corp.	594,709
76,000	Yaskawa Electric Corp.	935,847

	Total Electronic Equipment & Instruments	7,412,210

Household Durables — 2.8%
51,910	Koninklijke Philips Electronics NV	1,792,208

Industrial Conglomerates — 2.4%
16,075	Siemens AG	1,521,921

See Notes to Financial Statements.
4     Legg Mason Partners Technology Fund 2006 Semi-Annual Report

Schedule of Investments (April 30, 2006) (unaudited) (continued)

Shares	Security	Value

Internet & Catalog Retail — 0.3%
6,094	eBay Inc. *	$209,694

Internet Software & Services — 2.3%
2,900	Google Inc., Class A Shares *	1,212,026
2,300	Iliad SA	236,628

	Total Internet Software & Services	1,448,654

IT Services — 9.5%
38,008	Accenture Ltd., Class A Shares	1,104,893
7,600	Atos Origin SA *	570,355
13,900	Cap Gemini SA *	744,330
14,950	Ceridian Corp. *	362,238
107,300	CGI Group Inc. *	773,886
5,050	CheckFree Corp. *	272,043
7,500	Computer Sciences Corp. *	439,125
60,850	Computershare Ltd.	364,011
8,300	Electronic Data Systems Corp.	224,764
6,700	Fidelity National Information Services Inc.	254,600
120,200	LogicaCMG PLC	391,985
23,300	Sabre Holdings Corp., Class A Shares	537,997

	Total IT Services	6,040,227

Leisure Equipment & Products — 0.7%
22,800	AGFA Gevaert NV	462,520

Office Electronics — 1.4%
11,600	Canon Inc.	888,033

Semiconductors & Semiconductor Equipment — 19.0%
20,650	Advanced Micro Devices Inc. *	668,027
38,400	Agere Systems Inc. *	603,648
7,350	Analog Devices Inc.	278,712
16,500	ATI Technologies Inc. *	254,798
29,500	Freescale Semiconductor Inc., Class B Shares *	934,265
77,217	Intel Corp.	1,542,796
9,700	Intersil Corp., Class A Shares	287,217
5,700	Lam Research Corp. *	278,616
61,800	LSI Logic Corp. *	658,170
15,800	Micron Technology Inc. *	268,126
33,450	National Semiconductor Corp.	1,002,831
26,000	Sanken Electric Co., Ltd.	393,056
17,400	Shinko Electric Industries	477,152
50,050	STMicroelectronics NV	920,542
16,500	Sumco Corp.	987,607
31,800	Texas Instruments Inc.	1,103,778

See Notes to Financial Statements.
Legg Mason Partners Technology Fund 2006 Semi-Annual Report      5

Schedule of Investments (April 30, 2006) (unaudited) (continued)

Shares	Security	Value

Semiconductors & Semiconductor Equipment — 19.0% (continued)
8,200	Tokyo Electron Ltd.	$590,991
14,000	Tokyo Seimitsu Co., Ltd.	833,048

	Total Semiconductors & Semiconductor Equipment	12,083,380

Software — 16.8%
26,491	Amdocs Ltd. *	985,465
11,458	BEA Systems Inc. *	151,819
40,600	BMC Software Inc. *	874,524
19,410	Cadence Design Systems Inc. *	367,431
83,404	Check Point Software Technologies Ltd. *	1,613,868
9,600	Fair Isaac Corp.	356,256
3,200	Intuit Inc. *	173,344
169,334	Microsoft Corp.	4,089,416
90,700	Misys PLC	343,703
51,841	Oracle Corp. *	756,360
43,769	Synopsys Inc. *	955,477

	Total Software	10,667,663

	TOTAL COMMON STOCKS (Cost — $59,866,362)	63,062,471

Warrants

WARRANTS — 0.0%
1,620	Lucent Technologies Inc., Expires 12/10/07* (Cost — $0)	713

	TOTAL INVESTMENTS — 99.3% (Cost — $59,866,362#)	63,063,184
	Other Assets in Excess of Liabilities — 0.7%	443,656

	TOTAL NET ASSETS — 100.0%	$63,506,840

*	Non-income producing security.

#	Aggregate cost for federal income tax purposes is substantially the same.

Abbreviation used in this schedule:

ADR	— American Depositary Receipt
See Notes to Financial Statements.
6     Legg Mason Partners Technology Fund 2006 Semi-Annual Report

Schedule of Investments (April 30, 2006) (unaudited) (continued)

Summary of Investments by Country* (unaudited)

United States	57.7%
Japan	16.7
France	3.9
Netherlands	2.8
United Kingdom	2.7
Finland	2.6
Israel	2.6
Germany	2.4
Bermuda	1.7
Canada	1.6
Cayman Islands	1.6
Sweden	1.3
South Africa	1.1
Belgium	0.7
Australia	0.6

100.0%

*	As a percent of total investments.
See Notes to Financial Statements.
Legg Mason Partners Technology Fund 2006 Semi-Annual Report      7

Statement of Assets and Liabilities (April 30, 2006) (unaudited)

ASSETS:
Investments, at value (Cost — $59,866,362)	$63,063,184
Foreign currency, at value (Cost — $62,084)	62,887
Receivable for securities sold	1,238,965
Receivable for Fund shares sold	46,193
Dividends receivable	45,358
Prepaid expenses	33,746

Total Assets	64,490,333

LIABILITIES:
Payable for securities purchased	650,491
Due to custodian	89,049
Payable for Fund shares repurchased	67,527
Investment management fee payable	36,538
Distribution fees payable	13,277
Deferred compensation payable	359
Directors’ fees payable	257
Accrued expenses	125,995

Total Liabilities	983,493

Total Net Assets	$63,506,840

NET ASSETS:
Par value (Note 5)	$15,163
Paid-in capital in excess of par value	224,838,148
Accumulated net investment loss	(365,777)
Accumulated net realized loss on investments and foreign currency transactions	(164,180,432)
Net unrealized appreciation on investments and foreign currencies	3,199,738

Total Net Assets	$63,506,840

Shares Outstanding:
Class A	4,820,262

Class B	6,723,589

Class C	3,618,870

Net Asset Value:
Class A (and redemption price)	$4.32

Class B*	$4.13

Class C*	$4.13

Maximum Public Offering Price Per Share:
Class A (based on maximum sales charge of 5.00%)	$4.55

*	Redemption price is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).
See Notes to Financial Statements.
8     Legg Mason Partners Technology Fund 2006 Semi-Annual Report

Statement of Operations (For the six months ended April 30, 2006) (unaudited)

INVESTMENT INCOME:
Dividends	$297,279
Interest	8,439
Less: Foreign taxes withheld	(15,562)

Total Investment Income	290,156

EXPENSES:
Investment management fee (Note 2)	279,686
Distribution fees (Notes 2 and 4)	250,679
Transfer agent fees (Notes 2 and 4)	81,688
Shareholder reports (Note 4)	30,931
Registration fees	15,532
Legal fees	12,372
Audit and tax	10,541
Custody fees	7,077
Directors’ fees (Note 2)	1,746
Insurance	1,584
Miscellaneous expenses	1,917

Total Expenses	693,753
Less: Fee waivers and/or expense reimbursements (Notes 2 and 7)	(37,820)

Net Expenses	655,933

Net Investment Loss	(365,777)

REALIZED AND UNREALIZED GAIN ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS (NOTES 1 AND 3):
Net Realized Gain From:
Investment transactions	4,654,935
Foreign currency transactions	6,268

Net Realized Gain	4,661,203

Change in Net Unrealized Appreciation/ Depreciation From:
Investments	567,446
Foreign currencies	2,916

Change in Net Unrealized Appreciation/ Depreciation	570,362

Net Gain on Investments and Foreign Currency Transactions	5,231,565

Increase in Net Assets From Operations	$4,865,788

See Notes to Financial Statements.
Legg Mason Partners Technology Fund 2006 Semi-Annual Report      9

Statements of Changes in Net Assets
For the six months ended April 30, 2006 (unaudited)
and the year ended October 31, 2005

		2005
	2006

OPERATIONS:
Net investment loss	$(365,777)	$(348,375)
Net realized gain	4,661,203	5,584,027
Change in net unrealized appreciation/depreciation	570,362	(2,291,003)

Increase in Net Assets From Operations	4,865,788	2,944,649

FUND SHARE TRANSACTIONS (NOTE 5):
Net proceeds from sale of shares	2,970,417	7,772,870
Cost of shares repurchased	(11,571,861)	(24,548,740)

Decrease in Net Assets From Fund Share Transactions	(8,601,444)	(16,775,870)

Decrease in Net Assets	(3,735,656)	(13,831,221)
NET ASSETS:
Beginning of period	67,242,496	81,073,717

End of period*	$63,506,840	$67,242,496

* Includes accumulated net investment loss of:	$(365,777)	$—

See Notes to Financial Statements.
10     Legg Mason Partners Technology Fund 2006 Semi-Annual Report

Financial Highlights
For a share of each class of capital stock outstanding throughout each year ended October 31, unless otherwise noted:

Class A Shares	2006(1)(2)		2005(1)	2004(1)	2003(1)	2002(1)	2001

Net Asset Value, Beginning of Period	$4.01		$3.85	$3.92	$2.78	$4.21	$9.14

Income (Loss) From Operations:
Net investment income (loss)	(0.01)		0.00 (3)	(0.04)	(0.04)	(0.05)	(0.08)
Net realized and unrealized gain (loss)	0.32		0.16	(0.03)	1.18	(1.38)	(4.85)

Total Income (Loss) From Operations	0.31		0.16	(0.07)	1.14	(1.43)	(4.93)

Net Asset Value, End of Period	$4.32		$4.01	$3.85	$3.92	$2.78	$4.21

Total Return(4)	7.73%		4.16%	(1.79)%	41.01%	(33.97)%	(53.94)%

Net Assets, End of Period (000s)	$20,833		$21,072	$23,289	$26,946	$17,754	$27,058

Ratios to Average Net Assets:
Gross expenses	1.69	%(5)	1.71%	1.58%	1.60%	1.64%	1.58%
Net expenses(6)(7)	1.50	(5)	1.50	1.46	1.50	1.50	1.50
Net investment income (loss)	(0.61	)(5)	0.03	(1.05)	(1.09)	(1.29)	(1.31)

Portfolio Turnover Rate	73%		16%	64%	54%	76%	62%

(1)	Per share amounts have been calculated using the average shares method.

(2)	For the six months ended April 30, 2006 (unaudited).

(3)	Amount represents less than $0.01 per share.

(4)	Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower. Total returns for periods of less than one year are not annualized.

(5)	Annualized.

(6)	As a result of a voluntary expense limitation, the ratio of expenses to average net assets of Class A shares will not exceed 1.50%.

(7)	The investment manager voluntarily waived a portion of its fees and/or reimbursed expenses.
See Notes to Financial Statements.
Legg Mason Partners Technology Fund 2006 Semi-Annual Report      11

Financial Highlights (continued)
For a share of each class of capital stock outstanding throughout each year ended October 31, unless otherwise noted:

Class B Shares	2006(1)(2)		2005(1)	2004(1)	2003(1)	2002(1)	2001

Net Asset Value, Beginning of Period	$3.84		$3.72	$3.81	$2.72	$4.16	$9.09

Income (Loss) From Operations:
Net investment loss	(0.03)		(0.03)	(0.07)	(0.06)	(0.08)	(0.12)
Net realized and unrealized gain (loss)	0.32		0.15	(0.02)	1.15	(1.36)	(4.81)

Total Income (Loss) From Operations	0.29		0.12	(0.09)	1.09	(1.44)	(4.93)

Net Asset Value, End of Period	$4.13		$3.84	$3.72	$3.81	$2.72	$4.16

Total Return(3)	7.55%		3.23%	(2.36)%	40.07%	(34.62)%	(54.24)%

Net Assets, End of Period (000s)	$27,740		$29,145	$34,974	$41,645	$29,324	$45,266

Ratios to Average Net Assets:
Gross expenses	2.36	%(4)	2.40%	2.32%	2.35%	2.39%	2.33%
Net expenses(5)(6)	2.25	(4)	2.25	2.21	2.25	2.24	2.25
Net investment loss	(1.36	)(4)	(0.69)	(1.81)	(1.85)	(2.04)	(2.06)

Portfolio Turnover Rate	73%		16%	64%	54%	76%	62%

(1)	Per share amounts have been calculated using the average shares method.

(2)	For the six months ended April 30, 2006 (unaudited).

(3)	Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower. Total returns for periods of less than one year are not annualized.

(4)	Annualized.

(5)	As a result of a voluntary expense limitation, the ratio of expenses to average net assets of Class B shares will not exceed 2.25%.

(6)	The investment manager voluntarily waived a portion of its fees and/or reimbursed expenses.
See Notes to Financial Statements.
12     Legg Mason Partners Technology Fund 2006 Semi-Annual Report

Financial Highlights (continued)
For a share of each class of capital stock outstanding throughout each year ended October 31, unless otherwise noted:

Class C Shares	2006(1)(2)		2005(1)	2004(1)	2003(1)	2002(1)	2001

Net Asset Value, Beginning of Period	$3.84		$3.72	$3.82	$2.72	$4.16	$9.09

Income (Loss) From Operations:
Net investment loss	(0.03)		(0.02)	(0.07)	(0.06)	(0.08)	(0.12)
Net realized and unrealized gain (loss)	0.32		0.14	(0.03)	1.16	(1.36)	(4.81)

Total Income (Loss) From Operations	0.29		0.12	(0.10)	1.10	(1.44)	(4.93)

Net Asset Value, End of Period	$4.13		$3.84	$3.72	$3.82	$2.72	$4.16

Total Return(3)	7.55%		3.23%	(2.62)%	40.44%	(34.62)%	(54.24)%

Net Assets, End of Period (000s)	$14,934		$17,025	$22,811	$31,612	$22,142	$39,127

Ratios to Average Net Assets:
Gross expenses	2.21	%(4)	2.41%	2.32%	2.35%	2.39%	2.33%
Net expenses(5)(6)	2.19	(4)	2.25	2.21	2.25	2.24	2.25
Net investment loss	(1.31	)(4)	(0.63)	(1.81)	(1.84)	(2.04)	(2.06)

Portfolio Turnover Rate	73%		16%	64%	54%	76%	62%

(1)	Per share amounts have been calculated using the average shares method.

(2)	For the six months ended April 30, 2006 (unaudited).

(3)	Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower. Total returns for periods of less than one year are not annualized.

(4)	Annualized.

(5)	The investment manager voluntarily waived a portion of its fees and/or reimbursed expenses.

(6)	As a result of a voluntary expense limitation, the ratio of expenses to average net assets of Class C shares will not exceed 2.25%.
See Notes to Financial Statements.
Legg Mason Partners Technology Fund 2006 Semi-Annual Report      13

Notes to Financial Statements (unaudited)

1.	Organization and Significant Accounting Policies
Legg Mason Partners Technology Fund (formerly known as Smith Barney Technology Fund) (the “Fund”) is a separate non-diversified investment fund of Legg Mason Partners Sector Series, Inc. (formerly known as Smith Barney Sector Series Inc.) (the “Company”). The Company, a Maryland corporation, is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company.
   The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.
   (a) Investment Valuation. Equity securities for which market quotations are available are valued at the last sale price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund may value these investments at fair value as determined in accordance with the procedures approved by the Fund’s Board of Directors. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates market value.
   (b) Concentration Risk. The Fund normally invests at least 80% of its assets in technology related investments. As a result of this concentration policy, the Fund’s investments may be subject to greater risk and market fluctuation than a fund that invests in securities representing a broader range of investment alternatives.
   (c) Foreign Currency Translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.
   The Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.
   Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions and the difference between the amounts of dividends, interest and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net
14     Legg Mason Partners Technology Fund 2006 Semi-Annual Report

Notes to Financial Statements (unaudited) (continued)
unrealized foreign exchange gains and losses arise from changes in the fair values of assets and liabilities, other than investments in securities, at the date of valuation, resulting from changes in exchange rates.
   Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.
   (d) Security Transactions and Investment Income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practical after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.
   (e) Distributions to Shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.
   (f) Class Accounting. Investment income, common expenses and realized/unrealized gain (loss) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that class.
   (g) Federal and Other Taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its income and net realized gains on investments, if any, to shareholders each year. Therefore, no federal income tax provision is required in the Fund’s financial statements. Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.
   (h) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share.

2.	Investment Management Agreement and Other Transactions with Affiliates
On December 1, 2005, Citigroup Inc. (“Citigroup”) completed the sale of substantially all of its asset management business to Legg Mason, Inc. (“Legg Mason”). As a result, the Fund’s investment manager, Smith Barney Fund Management LLC (“SBFM” or the “Manager”), and the Fund’s sub-adviser, Legg Mason International Equities Ltd. (“LMIE”) (formerly “Citigroup Asset Management Ltd.”) (“CAM Ltd.”), an affiliate of
Legg Mason Partners Technology Fund 2006 Semi-Annual Report      15

Notes to Financial Statements (unaudited) (continued)
SBFM, both previously indirect wholly-owned subsidiaries of Citigroup, became wholly-owned subsidiaries of Legg Mason. Completion of the sale caused the Fund’s then existing investment management contract and sub-advisory agreement to terminate. The Fund’s shareholders approved a new investment management contract between the Fund and the Manager and a new sub-advisory agreement between the Manager and LMIE, which became effective on December 1, 2005. Effective February 1, 2006, the sub-advisory agreement with LMIE was terminated.
   Legg Mason, whose principal executive offices are in Baltimore, Maryland, is a financial services holding company.
   Prior to the Legg Mason transaction and continuing under the new investment management contract, the Fund pays the Manager an investment management fee calculated at an annual rate of 0.85% of the Fund’s average daily net assets. This fee is calculated daily and paid monthly.
   During the six months ended April 30, 2006, the Fund’s Class A, B and C shares had voluntary expense limitations in place of 1.50%, 2.25% and 2.25%, respectively. For the six months ended April 30, 2006, the Manager waived a portion of its investment management fee and/or reimbursed expenses amounting to $37,820. Such waivers and/or expense reimbursements are voluntary and may be reduced or terminated at any time.
   The Fund’s Board has approved PFPC Inc. (“PFPC”) to serve as transfer agent for the Fund, effective January 1, 2006. The principal business office of PFPC is located at 4400 Computer Drive, Westborough, MA 01581. Prior to January 1, 2006, Citicorp Trust Bank, fsb. (“CTB”), a subsidiary of Citigroup, acted as the Fund’s transfer agent. Also, prior to January 1, 2006, PFPC and Primerica Shareholder Services (“PSS”), another subsidiary of Citigroup, acted as the Fund’s sub-transfer agents. CTB received account fees and asset-based fees that varied according to the size and type of account. PFPC and PSS were responsible for shareholder recordkeeping and financial processing for all shareholder accounts and were paid by CTB. For the period ended April 30, 2006, the Fund paid transfer agent fees of $48,981 to CTB. In addition, for the six months ended April 30, 2006, the Fund also paid $2,340 to other Citigroup affiliates for shareholder recordkeeping services.
   The Fund’s Board has appointed the Fund’s current distributor, Citigroup Global Markets Inc. (“CGM”), PFS Investments Inc. (“PFS”), both subsidiaries of Citigroup, and Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, as co-distributors of the Fund. The Fund’s Board has also approved an amended and restated Rule 12b-1 Plan. CGM, PFS and other broker-dealers, financial intermediaries and financial institutions (each called a “Service Agent”) that currently offer Fund shares will continue to make the Fund’s shares available to their clients. Additional Service Agents may offer Fund shares in the future.
   There is a maximum initial sales charge of 5.00% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines thereafter by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases,
16     Legg Mason Partners Technology Fund 2006 Semi-Annual Report

Notes to Financial Statements (unaudited) (continued)
Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.
   For the period ended April 30, 2006, LMIS, PFS, and CGM and its affiliates received sales charges of approximately $4,000 on sales of the Fund’s Class A shares. In addition, for the period ended April 30, 2006, CDSCs paid to LMIS, PFS, and CGM and its affiliates were approximately:

	Class B	Class C

CDSCs	$5,000	$0	*

* Amount represents less than $1,000.
   The Fund has adopted an unfunded, non-qualified deferred compensation plan (the “Plan”) which allows non-interested directors (“Directors”) to defer the receipt of all or a portion of the directors’ fees earned until a later date specified by the Directors. The deferred fees earn a return based on notional investments selected by the Directors. The balance of the deferred fees payable may change depending upon the investment performance. Any gains or losses incurred in the deferred balances are reported in the Statement of Operations under Directors’ fees. Under the Plan, deferred fees are considered a general obligation of the Fund and any payments made pursuant to the Plan will be made from the Fund’s general assets. Effective January 1, 2006, the Board of Directors voted to discontinue offering the Plan to its members. This change will have no effect on fees previously deferred. As of April 30, 2006, the Fund had accrued $359 as deferred compensation payable under the Plan.
   Certain officers and one Director of the Company are employees of Legg Mason or its affiliates and do not receive compensation from the Company.

3.	Investments
During the six months ended April 30, 2006, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$48,000,478

Sales	57,314,570

   At April 30, 2006, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were substantially as follows:

Gross unrealized appreciation	$5,364,538
Gross unrealized depreciation	(2,167,716)

Net unrealized appreciation	$3,196,822

Legg Mason Partners Technology Fund 2006 Semi-Annual Report      17

Notes to Financial Statements (unaudited) (continued)

4.	Class Specific Expenses
The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.75% of the average daily net assets of each class, respectively. Distribution fees are accrued daily and paid monthly.
   For the six months ended April 30, 2006, class specific expenses were as follows:

	Distribution	Transfer	Shareholder
	Fees	Agent Fees	Reports Expenses

Class A	$26,121	$34,567	$10,412
Class B	144,001	37,187	14,198
Class C	80,557	9,934	6,321

Total	$250,679	$81,688	$30,931

5.	Capital Shares
At April 30, 2006, the Fund had 800 million shares of capital stock authorized with a par value of $0.001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest in the Fund and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.
   Transactions in shares of each class were as follows:

	Six Months Ended		Year Ended
	April 30, 2006		October 31, 2005

	Shares	Amount	Shares	Amount

Class A
Shares sold	353,518	$1,491,169	1,171,586	$4,747,620
Shares repurchased	(790,912)	(3,319,614)	(1,956,695)	(7,876,498)

Net Decrease	(437,394)	$(1,828,445)	(785,109)	$(3,128,878)

Class B
Shares sold	287,677	$1,148,174	512,446	$2,005,868
Shares repurchased	(1,153,865)	(4,650,443)	(2,323,286)	(9,039,827)

Net Decrease	(866,188)	$(3,502,269)	(1,810,840)	$(7,033,959)

Class C
Shares sold	81,871	$331,074	264,454	$1,019,382
Shares repurchased	(896,601)	(3,601,804)	(1,962,408)	(7,632,415)

Net Decrease	(814,730)	$(3,270,730)	(1,697,954)	$(6,613,033)

18     Legg Mason Partners Technology Fund 2006 Semi-Annual Report

Notes to Financial Statements (unaudited) (continued)

6.	Capital Loss Carryforward
As of October 31, 2005, the Fund had, for federal income tax purposes, net capital loss carryforwards of $164,312,021, of which $8,623,946 expires in 2008, $70,458,232 expires in 2009, $54,956,795 expires in 2010, $21,469,350 expires in 2011 and $8,803,698 expires in 2012. These amounts will be available to offset any future taxable capital gains.

7.	Regulatory Matters
On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against SBFM and CGM relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds (the “Funds”).
   The SEC order finds that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940 (“Advisers Act”). Specifically, the order finds that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that First Data Investors Services Group (“First Data”), the Fund’s then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Fund’s investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also finds that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Fund’s boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Fund’s best interests and that no viable alternatives existed. SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding.
   The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order requires Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that
Legg Mason Partners Technology Fund 2006 Semi-Annual Report      19

Notes to Financial Statements (unaudited) (continued)
transfer agency fees received from the Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million was distributed to the affected Funds.
   The order required SBFM to recommend a new transfer agent contract to the Fund’s boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Fund’s Board selected a new transfer agent for the Fund. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.
   Although there can be no assurance, SBFM does not believe that this matter will have a material adverse effect on the Funds.
   On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

8.	Legal Matters
Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC described in Note 7. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the investment manager for the Smith Barney family of funds, rescission of the Fund’s management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorney’s fees and litigation expenses.
   On October 5, 2005, a motion to consolidate the five actions and any subsequently filed, related action was filed. That motion contemplates that a consolidated amended complaint alleging substantially similar causes of action will be filed in the future.
   As of the date of this report, SBFM believes that resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Funds or the ability of the Fund’s investment manager and its affiliates to continue to render services to the Funds under their respective contracts.
   * * *
   Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM and a number of its affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”) (collectively, the “Advisers”), substantially all of the mutual funds managed by the Advisers, including the Fund (the “Funds”), and directors or trustees of the Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Advisers caused the Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Funds by improperly charging Rule 12b-1 fees and by
20     Legg Mason Partners Technology Fund 2006 Semi-Annual Report

Notes to Financial Statements (unaudited) (continued)
drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Funds failed to adequately disclose certain aspects of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Fund’s contracts with the Advisers, recovery of all fees paid to the Advisers pursuant to such contracts and an award of attorney’s fees and litigation expenses.
   On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. While the lawsuit is in its earliest stages, to the extent that the Complaint purports to state causes of action against the Funds, the Fund’s investment manager believes the Funds have significant defenses to such allegations, which the Funds intend to vigorously assert in responding to the Complaint.
   Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed against the Defendants in the future.
   As of the date of this report, the Fund’s investment manager and the Funds believe that the resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Funds or the ability of the Advisers and their affiliates to continue to render services to the Funds under their respective contracts.
   The Defendants have moved to dismiss the Complaint. Those motions are pending before the court.

9.	Other Matters
On September 16, 2005, the staff of the SEC informed SBFM and SBAM that the staff is considering recommending that the SEC institute administrative proceedings against SBFM and SBAM for alleged violations of Section 19(a) and 34(b) of the Investment Company Act (and related Rule 19a-1). The notification is a result of an industry wide inspection by the SEC and is based upon alleged deficiencies in disclosures regarding dividends and distributions paid to shareholders of certain funds. Section 19(a) and related Rule 19a-1 of the Investment Company Act generally require funds that are making dividend and distribution payments to provide shareholders with a written statement disclosing the source of the dividends and distributions, and, in particular, the portion of the payments made from each of net investment income, undistributed net profits and/or paid-in capital. In connection with the contemplated proceedings, the staff may seek a cease and desist order and/or monetary damages from SBFM or SBAM.
   Although there can be no assurance, SBFM believes that this matter is not likely to have a material adverse effect on the Fund or SBFM’s ability to perform investment management services relating to the Fund.
Legg Mason Partners Technology Fund 2006 Semi-Annual Report      21

Additional Shareholder Information (unaudited)
Results of a Special Meeting of Shareholders
On November 29, 2005, a Special Meeting of Shareholders was held for the following purposes: 1) to approve a new management agreement and a new sub-advisory agreement and 2) to elect Directors. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.
1. Approval of New Management Agreement and Sub-Advisory Agreement

		Votes		Broker
Item Voted On	Votes For	Against	Abstentions	Non-Votes

New Management Agreement	8,876,225.603	390,120.668	427,747.453	382,480.000
New Sub-Advisory Agreement	8,912,480.559	342,333.156	439,280.009	382,480.000

2.	Election of Directors[1]

		Authority		Broker
Nominees:	Votes For	Withheld	Abstentions	Non-Votes

Dwight B. Crane	14,103,064.939	838,567.079	85,535.619	0.000
Burt N. Dorsett	14,100,247.788	841,384.230	85,535.619	0.000
Elliot S. Jaffe	14,096,272.780	845,359.238	85,535.619	0.000
Stephen E. Kaufman	14,084,774.176	856,857.842	85,535.619	0.000
Cornelius C. Rose, Jr.	14,099,243.932	842,388.086	85,535.619	0.000
R. Jay Gerken	14,088,894.767	852,737.251	85,535.619	0.000

[1]	Directors are elected by the shareholders of all of the series of the Company of which the Fund is a series.
22     Legg Mason Partners Technology Fund 2006 Semi-Annual Report

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Legg Mason Partners Technology Fund

DIRECTORS
Dwight B. Crane Burt N. Dorsett R. Jay Gerken, CFA Chairman Elliot S. Jaffe Stephen E. Kaufman Cornelius C. Rose, Jr.

OFFICERS
R. Jay Gerken, CFA
President and
Chief Executive Officer

Andrew B. Shoup
Senior Vice President and
Chief Administrative Officer

Kaprel Ozsolak
Chief Financial Officer
and Treasurer

Thomas Linkas
Vice President and Investment Officer

Charles F. Lovejoy
Vice President and Investment Officer

Ted P. Becker
Chief Compliance Officer

John Chiota
Chief Anti-Money Laundering
Compliance Officer

Steven Frank
Controller

Robert I. Frenkel
Secretary and
Chief Legal Officer

INVESTMENT MANAGER
Smith Barney Fund Management LLC

DISTRIBUTORS
Citigroup Global Markets Inc.
Legg Mason Investor Services, LLC
PFS Investments Inc.

CUSTODIAN
State Street Bank and Trust Company

TRANSFER AGENT
PFPC Inc. 4400 Computer Drive Westborough, Massachusetts 01581

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG LLP 345 Park Avenue New York, New York 10154

This report is submitted for the general information of the shareholders of Legg Mason Partners Technology Fund, but it may also be used as sales literature when preceded or accompanied by the current Prospectus.

This report must be preceded or accompanied by a free prospectus. Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/InvestorServices

©2006 Legg Mason
Investor Services, LLC
Member NASD, SIPC

FD02551 6/06   SR06-59

Legg Mason Partners
Technology Fund

The Fund is a separate investment fund of the Legg Mason Partners Sector Series, Inc., a Maryland corporation.

LEGG MASON PARTNERS TECHNOLOGY FUND
Legg Mason Partners Funds
125 Broad Street
10th Floor, MF-2
New York, New York 10004

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the Commission’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call 1-800-451-2010.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies related to portfolio transactions is available (1) without charge, upon request, by calling 1-800-451-2010, (2) on the Fund’s website at www.leggmason.com/InvestorServices and (3) on the SEC’s website at www.sec.gov. Proxy voting reports for the period ending June 30, 2005 will continue to be listed under the Fund’s former Smith Barney Sector Series Inc. — Smith Barney Technology Fund name.